Exhibit 10.11

March 22, 2013

Mr. Arthur Knapp

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San Jose, CA #####

Re: Amendment to Separation Agreement and Release

Dear Art:

This letter is written for the purpose of memorializing and confirming the amendments to the Separation Agreement and Release between you and OCZ Technology Group, Inc. (“the Company”) (“Separation Agreement”), which we have discussed. The Separation Agreement shall remain in place and shall be effective as written, except that you and the Company agree that the following provisions shall be amended as described below:

1.	Section 2(a) of the Separation Agreement provides that your employment will continue through July 31, 2013 and defines the period through July 31, 2013 as the Salary Continuation Period. We have agreed that your employment will continue after July 31, 2013 through and including December 31, 2013, and the Salary Continuation Period shall be defined to continue through December 31, 2013.

2.	Section 2(c) of the Separation Agreement provides that you will be paid at a base salary of $300,000 during the Salary Continuation Period. This provision shall remain unchanged and will apply to the Salary Continuation Period continuing through and including December 31, 2013.

3.	Section 2(d) of the Separation Agreement provides that you will be paid a bonus in the amount of $170,000, in lieu of any other target or performance bonus, with such bonus to be paid on April 30, 2013. You and the Company have agreed that the payment date for the bonus provided in Section 2(d) of the Separation Agreement shall be amended to provide for payment on December 31, 2013, rather than April 30, 2013.

4.	Section 2(e) of the Separation Agreement shall be amended to provide that the Termination Date is defined as December 31, 2013, rather than July 31, 2013. All other provisions affecting the Termination Date shall remain unchanged.

5.	Sections 2(g) and 2(h) shall be amended to replace the date July 31, 2013 with the date December 31, 2013.

6.	Section 3 of the Separation Agreement shall be amended to read as follows:

Company Common Stock. The Stock Agreements between Executive and the Company are fully incorporated into this Agreement. Executive will continue to vest in options that he has been awarded as of July 31, 2012 up to and including the Termination Date but shall not receive any additional awards. As of July 31, 2012, the Executive has a total of 162,611 vested and exercisable stock options. Executive will have until December 31, 2014 to exercise any vested options that do not expire before December 31, 2014. For any vested options that expire before December 31, 2014, Executive may exercise those options until they have expired. All options that have not expired before December 31, 2014 will expire on that date.

7.	All other provisions of the Separation Agreement shall remain unchanged. In view of the additional consideration here provided, you agree that the Effective Date of the release of claims that you provided in the Separation Agreement is amended to be March 22, 2013, the date of this letter.

Sincerely,

/s/ Ralph Schmitt
Ralph Schmitt
Chief Executive Officer

I have reviewed this Amendment to the Separation Agreement and hereby knowingly and voluntarily agree to the terms of this Amendment as of the date set forth below.

Date: March 25, 2013

/s/ Arthur Knapp

Arthur Knapp